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                                                                     EXHIBIT 2.1

                           THE ACQUISITION AGREEMENT


                             ACQUISITION AGREEMENT

                                  BY AND AMONG

       SERVICEMASTER LIMITED PARTNERSHIP (A DELAWARE LIMITED PARTNERSHIP)

         SERVICEMASTER ACQUISITION CORPORATION (A DELAWARE CORPORATION)

                                      AND

                     BAREFOOT INC. (A DELAWARE CORPORATION)

                                DECEMBER 5, 1996


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                             ACQUISITION AGREEMENT

  This ACQUISITION AGREEMENT, dated December 5, 1996, is entered into by and among ServiceMaster Limited Partnership ("ServiceMaster"), a Delaware limited partnership, ServiceMaster Acquisition Corporation (the "MergerSub"), a Delaware corporation and wholly-owned subsidiary of ServiceMaster and Barefoot Inc. ("Barefoot"), a Delaware corporation.

  WHEREAS: ServiceMaster desires to make a tender offer to acquire all of the outstanding shares of common stock, par value $0.01 per share, of Barefoot (the "Barefoot Common Stock") together with the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Stock Purchase Rights"), in accordance with the terms and subject to the conditions provided for herein. The term "Share" whenever it is used in this Agreement means a share of Barefoot Common Stock issued or issuable by Barefoot. Unless the context otherwise requires, all references in this Agreement to Barefoot Common Stock or the Shares shall include the associated Stock Purchase Rights.

  WHEREAS: The parties intend that, for United States federal income tax purposes, the exchange of Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution to ServiceMaster within the meaning of Section 721 of the Internal Revenue Code ("Code").

  WHEREAS: To complete its acquisition of Barefoot, ServiceMaster desires to effect as promptly as possible after consummation of the Offer a cash-out merger of MergerSub with and into Barefoot upon the terms and subject to the conditions set forth in a Merger Agreement executed simultaneously with this Agreement (the "Merger Agreement").

  WHEREAS: The Board of Directors of Barefoot, has, in light of and subject to the terms and conditions set forth herein, (i) determined that each of the Offer and the Merger (as defined in Section 2.1) is fair to the stockholders of Barefoot and in the best interests of such stockholders and (ii) approved and adopted this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby and resolved to recommend acceptance of the Offer and approval and adoption by the stockholders of Barefoot of the Merger Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Barefoot, ServiceMaster and MergerSub hereby agree as follows:

                                  ARTICLE 1.0

                                   THE OFFER

  1.1 Commitment to Make the Offer.

  (a) All Shares Offer. Subject to the terms and conditions set forth in this Agreement, ServiceMaster shall make a tender offer (herein called the "Offer") to acquire all of the outstanding Shares on the terms specified in this Article 1, subject to the conditions prescribed in Annex 1 to this Agreement and on such other terms as shall be approved by ServiceMaster and Barefoot. Subject to the terms and conditions of the Offer, at the Closing Time (as defined in Section 1.7) ServiceMaster shall accept all Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date (as defined in subsection 1.1(b)). The Offer shall be conducted in accordance with all applicable requirements of the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and all other applicable legal and regulatory requirements.

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  (b) Consideration for Shares. Upon the terms and subject to the conditions of the Offer, the Offer shall commit ServiceMaster to acquire each Share for, at the election of the holder as provided in and subject to the limitations set forth in this Article 1, either:

    (i) a fraction (the "Conversion Fraction") of a validly issued, fully paid and nonassessable share ("ServiceMaster Share") of limited partnership interest in ServiceMaster, determined by dividing $16 by the greater of (x) $23.00 or (y) the average (without rounding) of the closing price (the "Average ServiceMaster Share Price") of ServiceMaster Shares on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Tape for the 15 consecutive NYSE trading days ending on the fifth NYSE trading day immediately preceding the date that the Offer expires (the "Expiration Date") and rounding the result to the nearest one one-hundred thousandth of a share (the "Share Consideration"); or

    (ii) $16 in cash, without any interest thereon (the "Cash
         Consideration" and collectively with the Share Consideration, the "Offer Consideration").

  (c) Commencement Date. ServiceMaster shall commence the Offer not later than the fifth business day after the Registration Statement (as defined in Section 1.4(a) hereof) is declared effective pursuant to the Securities Act by the Securities and Exchange Commission (the "SEC"). ServiceMaster shall not be obligated to commence the Offer if any state of facts shall exist which would entitle ServiceMaster not to acquire the Shares tendered in response to the Offer under the conditions expressly set forth in paragraphs (b), (c), (d), (e), (f), (g), (h),
      (i) and (n) of Annex 1, provided that the condition in clause (f) shall be applied as of the date on which ServiceMaster would otherwise be obligated to commence the Offer and that the condition in (g) shall apply only with respect to the terms, agreements and conditions which this Agreement contemplates would be satisfied or performed prior to the time the Offer commences.

  (d) 25 Business Day Minimum Duration. If ServiceMaster shall commence the Offer, then (except as otherwise provided in Section 1.7 or Section 6.2) ServiceMaster shall keep the Offer open for at least 25 business days after the Commencement Date.

  (e) Tax-Free Contributions of Shares. The parties intend that, for United States federal income tax purposes, the exchange of Shares for ServiceMaster Shares pursuant to the Offer as provided for herein will qualify as a tax free contribution to ServiceMaster within the meaning of Section 721 of the Code.

  1.2 Election Procedure. Each holder of Shares which have been properly tendered and not withdrawn pursuant to the Offer by 12:00 midnight New York City time on the Expiration Date ("Tendered Shares"), shall have the right, subject to the limitations set forth in this Article 1, to submit a request specifying the number of Tendered Shares that such holder desires to have exchanged into the Share Consideration pursuant to the Offer and the number of Tendered Shares that such holder desires to have exchanged for the Cash Consideration pursuant to the Offer in accordance with the following procedures:

  (a) Each holder of Tendered Shares may specify in a request made in accordance with the provisions of this Section 1.2 (herein called an "Election") (i) the number of Tendered Shares owned by such holder that such holder desires to exchange for the Share Consideration in the Offer (a "Share Election") and (ii) the number of Shares owned by such holder that such holder desires to have exchanged for the Cash Consideration in the Offer (a "Cash Election").

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  (b) ServiceMaster shall prepare a form reasonably acceptable to Barefoot
      (the "Form of Election") which shall upon commencement of the Offer be mailed to Barefoot's stockholders as part of the Offer Documents (as defined in Section 1.4(b)) so as to permit Barefoot's stockholders to exercise their right to make an Election on or prior to the Expiration Date.

  (c) Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent pursuant to the Offer, which person shall be designated by ServiceMaster and shall be reasonably satisfactory to Barefoot (the "Exchange Agent"), shall have received, by 12:00 midnight New York City time on the Expiration Date, a Form of Election properly completed and signed and accompanied or preceded by certificates for the Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in the notice of guaranteed delivery, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery).

  (d) Any Barefoot stockholder may at any time prior to 12:00 midnight New York City time on the Expiration Date, change his or her Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, accompanied by a properly completed and signed, revised Form of Election. A revised Form of Election shall be deemed to invalidate any previously submitted Form of Election.

  (e) Any Barefoot stockholder may, at any time prior to 12:00 midnight New York City time on the Expiration Date, revoke such stockholder's Election by written notice received by the Exchange Agent prior to 12:00 midnight New York City time on the Expiration Date, or by withdrawal prior to 12:00 midnight New York City time on the Expiration Date of such stockholder's certificates for Shares, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent pursuant to the procedures for withdrawal set forth in the Offer Documents.

  (f) ServiceMaster shall have the right to make rules (which shall be not inconsistent with the terms of this Agreement and shall be reasonably acceptable to Barefoot) governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Sections 1.2 and 1.3, the issuance and delivery of certificates for ServiceMaster Shares into which Tendered Shares are to be exchanged pursuant to the Offer and the payment of Cash Consideration pursuant to the Offer.

  1.3 Issuance of ServiceMaster Shares and Payment of Cash Consideration at the Closing Time. The manner in which each Tendered Share shall be exchanged for either the Share Consideration or the Cash Consideration pursuant to the Offer shall be as set forth in this Section 1.3.

  (a) Each Tendered Share for which a Share Election has been received shall be, at the Closing (as defined in Section 1.7), exchanged for the Share Consideration in the Offer; provided, however, no certificates or scrip representing fractional ServiceMaster Shares shall be issued upon the exchange for such Tendered Shares. In lieu of any such fractional ServiceMaster Share, ServiceMaster shall pay to each such stockholder of Barefoot who otherwise would be entitled to receive a fractional ServiceMaster Share an amount in cash determined by multiplying (i) the greater of $23.00 or the Average ServiceMaster Share Price by (ii) the fractional interest in a ServiceMaster Share to which such holder would otherwise be entitled.


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  (b) Each Tendered Share for which a Cash Election has been received and each Tendered Share as to which an Election is not in effect at 12:00 midnight New York City time on the Expiration Date, (a "Non-Electing Share") shall be, at the Closing, exchanged for the Cash Consideration in the Offer.

  (c) If ServiceMaster shall determine that any Election is not properly made with respect to any Tendered Shares, such Election shall be deemed to be not in effect, and the Tendered Shares covered by such Election shall, for purposes hereof and the Offer, be deemed to be Non-Electing Shares.

  (d) In the event that, between the date of this Agreement and the Closing Time, the issued and outstanding ServiceMaster Shares shall have been affected or changed into a different number of shares or a different class of shares as a result of a share split, reverse share split, share distribution, spin-off, extraordinary distribution, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Fraction shall be equitably adjusted by ServiceMaster in a manner reasonably satisfactory to Barefoot.

  1.4 ServiceMaster Action.

  (a) In connection with the registration pursuant to the Securities Act of ServiceMaster Shares to be issued by ServiceMaster as the Share Consideration pursuant to the Offer, ServiceMaster shall as soon as practicable after execution of this Agreement file with the SEC a Registration Statement on Form S-4 (together with all amendments, schedules, and exhibits thereto, the "Registration Statement"). ServiceMaster shall use reasonable efforts to have the Registration Statement declared effective by the SEC at the earliest practicable date. Barefoot shall reasonably assist and cooperate with ServiceMaster in the preparation of the Registration Statement and shall use reasonable efforts to assist ServiceMaster to have the Registration Statement declared effective by the SEC at the earliest practicable date.

  (b) Subject to Section 1.1(c), as soon as practicable after the Registration Statement is declared effective by the SEC, ServiceMaster shall commence the Offer. As soon as practicable on the date of commencement of the Offer, ServiceMaster shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "Offer Documents"). The Offer Documents shall comply with the provisions of the applicable securities laws.

  1.5 Barefoot Actions.

  (a) Approvals. Barefoot hereby approves of and consents to the Offer and represents and warrants that Barefoot's Board of Directors (the "Board"), at a meeting duly called and held took all of the following actions in the manner and to the extent indicated in Annex 4: (i) determined that this Agreement and the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of Barefoot, (ii) approved this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger, in all respects and determined that such approval constitutes approval of the Offer, this Agreement, the Merger Agreement and the Merger for purposes of Section 251(b) of the Delaware General Corporation Law (the "DGCL") and (iii) resolved to recommend that the stockholders of Barefoot accept the Offer, tender their Shares thereunder to ServiceMaster (subject to the reservation with respect to the Share Election contained in Annex 4) and to recommend that the stockholders of Barefoot approve and adopt the Merger Agreement and the Merger. Barefoot consents to the inclusion of such recommendation and approval in the Offer

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     Documents. Barefoot warrants to ServiceMaster that a complete an accurate copy of the resolution by its Board taking the actions specified in the preceding sentence is attached to this Agreement as Annex 4. Barefoot's Board shall not withdraw, modify or amend its recommendation specified in Annex 4 unless and until either

      (i) prior to the consummation of the Offer another offer to acquire Barefoot shall be made and the Board of Directors of Barefoot determines, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, that such offer is for consideration per Share in excess of the Offer Consideration and the Board is required in the exercise of its fiduciary duties under applicable law to withdraw, modify or amend its recommendation specified in Annex 4 and (ii) all conditions specified in Section 6.1(c)(1) of this Agreement as requisite to Barefoot's termination of this Agreement have been satisfied, or

      (ii) this Agreement shall have been terminated in accordance with the terms specified in Section 6.1 and any amount due from Barefoot under Section 7.1 shall have been paid to ServiceMaster.

  (b) 14D-9 SEC Filing. Contemporaneously with the commencement of the Offer, Barefoot shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendation of the Offer and of the Merger by Barefoot's Board of Directors, provided that if Barefoot shall become entitled to withdraw its recommendation of the Offer or the Merger under the provisions of Section 1.5(a), then neither such withdrawal nor the modification of the Schedule 14D-9 to reflect such withdrawal and any position taken by the Board subsequent to such withdrawal shall constitute a breach by Barefoot of this Agreement. The Schedule 14D-9 shall contain the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder with respect to ServiceMaster's designees for election to Barefoot's Board of Directors pursuant to Section 1.7(e) hereof. ServiceMaster shall supply any information with respect to itself or its designees which may be required for inclusion therein. The Schedule 14D-9, together with any supplements or amendments thereto, shall comply with the provisions of the applicable federal securities laws.

  (c) Stockholder Lists. In connection with the Offer, Barefoot shall within two business days after a request from ServiceMaster furnish ServiceMaster with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish ServiceMaster with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as ServiceMaster or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, ServiceMaster and its affiliates and associates shall use the information contained in any such labels, listings and files only in connection with and for the purpose of the Offer and the Merger, and if this Agreement shall be terminated ServiceMaster will deliver to Barefoot or destroy all copies of such information then in the possession of ServiceMaster or any of ServiceMaster's affiliates or associates.

  1.6 Treatment of Barefoot Stock Options. Barefoot warrants to ServiceMaster that Section 1.6 of the Disclosure Schedule accurately shows the number of shares subject to issuance under each outstanding option granted under Barefoot's stock option program for officers and other employees (and all options outstanding under such programs are herein called "Barefoot Stock Options") and the exercise price per share of each such option. At the Closing, Barefoot shall pay to each person who

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holds any Barefoot Stock Option an amount of cash equal to the number of shares subject to that Option at the Closing (whether or not then vested) times the remainder derived by subtracting the exercise price per share from $16.
Barefoot shall obtain an agreement in a form reasonably satisfactory to ServiceMaster from each holder of every Barefoot Stock Option to accept such payment in exchange for a surrender of all rights of such holder under or by reason of such Option including but not limited to the termination of the holder's rights to purchase any shares with such Option after the Closing. The obtaining of such an agreement from each Option holder shall be a condition to ServiceMaster's obligation to consummate the Closing. ServiceMaster consents to Barefoot's actions prescribed by this Section 1.6.

  1.7 The Closing; Minimum Number of Shares. ServiceMaster shall consummate the Offer and acquire all Shares properly tendered and not withdrawn (the "Closing") at the earliest time permitted under the Exchange Act and the earliest time as of which: (i) the Minimum Number of Shares shall have been properly tendered and not withdrawn and shall be available for purchase under the terms of the Offer and applicable law and (ii) all conditions to ServiceMaster's obligation to consummate the Offer contained in Annex 1 shall have been satisfied or waived by ServiceMaster; provided, that ServiceMaster may allow the Offer to remain open for an additional period of time but no later than 20 business days after the Minimum Number of Shares shall have been properly tendered. For purposes of this Agreement, the "Closing Time" shall be the time at which ServiceMaster shall acquire Shares by means of the Offer. The Minimum Number shall be such number that when added to all Shares owned by ServiceMaster and its affiliates prior to consummation of the Offer will provide ServiceMaster and its affiliates with ownership of 75% of the Shares which shall be outstanding at the Closing Time. The Closing shall take place in the offices of Kirkland & Ellis in Chicago, Illinois at the Closing Time. At the Closing:

  (a) ServiceMaster shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of Shares, certificates representing an aggregate number of ServiceMaster Shares as nearly as practicable equal to the product of the Conversion Fraction and the number of Tendered Shares to be converted into ServiceMaster Shares as determined in subsections 1.1(b)(i) and 1.3(a). As soon as practicable after the Closing Time, each holder of Tendered Shares exchanged into ServiceMaster Shares pursuant to the Offer, shall be, upon such holder's compliance with the Offer Documents regarding the delivery of certificates representing Tendered Shares not previously delivered), entitled to receive certificates representing the number of ServiceMaster Shares for which such Tendered Shares shall have been exchanged as determined in subsections 1.1(b)(i) and 1.3(a). If any certificate for such ServiceMaster Shares is to be issued in a name other than that in which the certificate for Tendered Shares surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such ServiceMaster Shares in a name other than the registered holder of the certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (b) ServiceMaster shall deposit in trust with the Exchange Agent, for the benefit of the holders of Tendered Shares, an amount in cash equal to the Cash Consideration multiplied by the number of Tendered Shares to be exchanged for the Cash Consideration as determined in subsections 1.1(b)(ii) and 1.3(b). As soon as practicable after the Closing Time, the Exchange Agent shall distribute to such holders of Tendered Shares, upon such holder's compliance with the Offer Documents regarding the delivery of certificates representing Tendered Shares not previously delivered), the Cash Consideration in the form of a bank check for an amount equal to the Cash Consideration times the number of Tendered Shares so exchanged. In no event shall the holder of any such surrendered certificates be entitled to receive interest on

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     any of the Cash Consideration to be received in the Offer. If such check is to be issued in the name of a person other than the person in whose name the certificates for the Tendered Shares surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

  (c) The Exchange Agent shall deliver to ServiceMaster such stock certificates representing Tendered Shares as the Exchange Agent shall have received by the Closing Time against receipt of the Offer Consideration therefor. The Exchange Agent shall promptly deliver to ServiceMaster stock certificates representing Tendered Shares not previously delivered as the Exchange Agent shall receive after the Closing Time.

  (d) Barefoot shall deliver to ServiceMaster the agreement from the holder of every Barefoot Stock Option required by Section 1.6.

  (e) The incumbent directors of Barefoot shall appoint designees of ServiceMaster to the Board of Directors of Barefoot and all incumbent directors of Barefoot shall resign.

  1.8 It shall be a condition to ServiceMaster's obligation to consummate the Closing that Barefoot shall deliver, or caused to be delivered, to ServiceMaster all of the following:

    (i) a certificate executed on its behalf by its Chief Executive Officer and its Chief Financial Officer in their corporate capacity to the effect that: (A) the representations and warranties of Barefoot set forth in this Agreement are true and accurate as of the Closing Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Barefoot and its subsidiaries taken as a whole; (B) Barefoot shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Time; and (C) since September 30, 1996, there shall not have occurred any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on Barefoot and its subsidiaries, taken as a whole;

    (ii) a certificate of good standing from the Secretary of State of each state in which Barefoot and its subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing;

    (iii) duly adopted resolutions of the Board of Directors of Barefoot approving the execution, delivery and performance of this Agreement and the instruments contemplated hereby, certified by the Secretary of Barefoot;

    (iv) a true and complete copy of the Restated Certificate of Incorporation, as amended, of Barefoot and each of Barefoot's subsidiaries certified by the Delaware Secretary of State, and a true and complete copy of the Bylaws, as amended, of Barefoot and each of Barefoot's subsidiaries certified by the Secretary thereof;

    (v) the duly executed Director and Officer Actions (as defined in Section 5.13); and

    (vi) such other documents and instruments as ServiceMaster reasonably may request.

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                                  ARTICLE 2.0

                                   THE MERGER

  2.1 The Merger. As soon as practicable after the purchase of Shares pursuant to the Offer and receipt of requisite approval by the holders of not less than 75% of the outstanding Shares, ServiceMaster, MergerSub and Barefoot shall engage in a merger (herein called the "Merger") pursuant to which (i) MergerSub shall be merged with and into Barefoot, (ii) the separate existence of MergerSub (except as may be continued by operation of law) shall cease, (iii) Barefoot shall continue as the surviving corporation, (iv) each Share outstanding immediately prior to the Merger (other than Shares owned by ServiceMaster and its affiliates) shall be converted into cash in an amount per share equal to the Cash Consideration, and (v) Barefoot shall become a wholly owned subsidiary of ServiceMaster. Contemporaneously with the execution of this Agreement, ServiceMaster, MergerSub and Barefoot shall enter into a Plan and Agreement of Merger (the "Merger Agreement"), providing for the Merger in accordance with this Agreement, the Merger Agreement, and the DGCL. Barefoot, in its capacity as the corporation surviving the Merger, sometimes is referred to as the "Surviving Corporation."

  2.2 Proxy Statement. As soon as practicable after execution of this Agreement, Barefoot shall file with the SEC under the Exchange Act, and all parties hereto shall use all reasonable efforts to have cleared by the SEC by the Closing Time, a proxy statement or information statement, as Barefoot shall designate (the "Proxy Statement"), with respect to the approval by Barefoot's stockholders of the Merger Agreement and the Merger. The Proxy Statement shall be in form and substance reasonably satisfactory to Barefoot and ServiceMaster. The information provided and to be provided by ServiceMaster, MergerSub and Barefoot, respectively, for use in the Proxy Statement shall be true and correct in all material respects and shall not omit to state any material fact necessary in order to make such information and the Proxy Statement not misleading as of the date of mailing of the Proxy Statement. The Proxy Statement shall comply in all material respects with the Exchange Act and the rules and regulations thereunder. The Proxy Statement shall contain the recommendation of the Board of Directors of Barefoot that stockholders approve the Merger.

  2.3 Short Form Merger. In the event that after consummation of the Offer, ServiceMaster and its affiliates shall own at least 90% of the outstanding Shares, then as soon as practicable after the Closing Time, MergerSub and appropriate officers of MergerSub shall execute a certificate of ownership and merger and shall cause such certificate to be filed with the Delaware Secretary of State. Barefoot and MergerSub shall also take any other actions which shall be necessary to cause the Merger to occur in accordance with Section 253 of the Delaware Law and shall provide all notices to stockholders and take such other actions as shall be required by the Delaware Law or other applicable governmental requirements by reason of the consummation of the Merger.

  2.4 Stockholder Approval. In the event that ServiceMaster and its affiliates after consummation of the Offer, do not own at least 90% of all Shares outstanding at that time, then as soon as practicable after the Closing Time, Barefoot shall take all action necessary in accordance with the Delaware Law and other applicable governmental requirements and its Restated Certificate of Incorporation and By-Laws either (at Barefoot's election) to (a) distribute the Proxy Statement and convene a meeting of its stockholders as promptly as possible after the Closing Time to consider and vote upon the Merger Agreement and the Merger or (b) submit the Merger Agreement and the Merger for approval by written consent in lieu of a meeting of stockholders. If a stockholders' meeting is convened or consents are to be solicited, the Board of Directors of Barefoot shall recommend that the stockholders of Barefoot vote to adopt and approve the Merger Agreement and the Merger. Barefoot shall use its best efforts to solicit from stockholders of Barefoot proxies or consents in favor of such adoption and approval to the extent such consents or approvals are required and shall take all other action necessary or helpful to secure a vote or consent of stockholders in favor of the Merger. At any such meeting ServiceMaster

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and its affiliates shall vote all Shares held by them in favor of the Merger, and Barefoot shall vote all Shares with respect to which proxies in the form distributed by Barefoot shall have been given in favor of the Merger. In connection with any such vote or consent, ServiceMaster and its affiliates shall vote in favor of or consent to the Merger Agreement and the Merger with respect to all Shares any of them have the power to vote and Barefoot shall give any such consents which it is authorized to give by stockholder consent. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Section 2.5 below, and in no event later than five business days after such satisfaction or waiver, MergerSub will cause a Certificate of Merger to be filed with the Secretary of State of the State of Delaware. Notwithstanding the foregoing, in lieu of holding a stockholders' meeting or seeking consents for approval of the Merger Agreement and the Merger, the Merger Agreement and the Merger may be approved by ServiceMaster and its affiliates if they shall own at least 75% of all outstanding Shares upon consummation of the Offer, in which event proxies need not be solicited from other stockholders but all required statements and information shall be furnished to such stockholders in accordance with all applicable laws and regulations.

  2.5 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver of each of the conditions set forth below:

  (a) If ServiceMaster and its affiliates shall own less than 90% of all Shares outstanding at the conclusion of the Offer, the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote or consent of stockholders of Barefoot in accordance with Barefoot's Restated Certificate of Incorporation and By-laws and the Delaware Law;

  (b) The Offer shall have been consummated pursuant to the terms of this Agreement; and

  (c) No injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by ServiceMaster or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

  2.6 Dissenters' Rights. Barefoot shall not settle or compromise any claim for dissenters' rights without the prior written consent of ServiceMaster.

                                  ARTICLE 3.0

                   REPRESENTATIONS AND WARRANTIES OF BAREFOOT

  Barefoot represents and warrants to ServiceMaster and MergerSub as follows:

  3.1 Organization. Each of Barefoot and its subsidiaries (as defined below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect (as defined below) on Barefoot and its subsidiaries taken as a whole. Each of Barefoot and its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole. As used in this Agreement, the word "subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other subsidiary of such party is a general partner (excluding such partnerships where such party or any subsidiary of such party do not have a majority of the voting interest in such partnership) or
(ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. As used in this Agreement, any reference to any event, change or effect having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect, in the aggregate with such other events, changes, or effects, which is materially adverse to the financial condition, results of operations or business of such entity. Section 3.1 of the Disclosure Schedule delivered by Barefoot to ServiceMaster on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete list of Barefoot's subsidiaries.

  3.2 Capitalization.

  (a) The authorized capital stock of Barefoot consists of 45,000,000 shares consisting of 40,000,000 shares of Barefoot Common Stock and 5,000,000 shares of Preferred Stock, $0.01 par value (the "Preferred Stock"). As of the date hereof, 14,519,760 shares of Barefoot Common Stock are issued and outstanding and 2,277,000 shares of Barefoot Common Stock are held in the treasury of Barefoot. As of the date hereof, no shares of Preferred Stock are issued and outstanding and 400,000 shares of Preferred Stock has been designated as Series A Junior Participating Preferred Stock issuable upon exercise of the Stock Purchase Rights. As of the date hereof, options to acquire an aggregate of 412,550 shares of Barefoot Common Stock have been issued pursuant to Barefoot Stock Options. All the outstanding shares of Barefoot's capital stock are duly authorized, validly issued, fully paid and non-assessable.

  (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of Barefoot or any of its subsidiaries issued and outstanding. Except as set forth above and for the transactions contemplated by this Agreement which will result in issuance of shares to ServiceMaster, (i) there are no shares of capital stock of Barefoot authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Barefoot or any of its subsidiaries, obligating Barefoot or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Barefoot or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligations of Barefoot or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment.

  (c) There are no outstanding contractual obligations of Barefoot or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of Barefoot or any subsidiary or affiliate of Barefoot or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity. None of Barefoot or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of Barefoot, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

  (d) All of the outstanding shares of capital stock of each of the subsidiaries are beneficially owned by Barefoot, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either Barefoot or one of its subsidiaries free and clear of all liens, charges, security interests, options, claims or encumbrances of any nature whatsoever.

  (e) There are no voting trusts or other agreements or understandings to which Barefoot or any of its subsidiaries is a party with respect to the voting of the capital stock of Barefoot or any of the subsidiaries.

  (f) At the Closing Time, the number of shares of Barefoot Common Stock outstanding shall not exceed 14,982,310. At and after the Closing Time, neither Barefoot nor any of its subsidiaries will have any obligation to issue, transfer or sell any shares of its capital stock to anyone other than ServiceMaster.

  3.3 Corporate Authorization; Validity of Agreement; Barefoot Action.

  (a) Barefoot has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary approval of its stockholders as contemplated by Section 2.2 hereof with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by Barefoot of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by
      Section 2.2 hereof with respect to the Merger, no other corporate action or proceedings on the part of Barefoot is necessary to authorize the execution and delivery by Barefoot of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Barefoot and, assuming this Agreement constitutes a valid and binding obligation of ServiceMaster and MergerSub, constitutes a valid and binding obligation of Barefoot enforceable against Barefoot in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  (b) The Board of Directors of Barefoot has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement. The affirmative vote of the holders of 75% of the Shares is the only vote of the holders of any class or series of Barefoot capital stock necessary to approve the Merger.

  (c) A complete and accurate copy of the resolutions adopted by Barefoot's Board of Directors with respect to the Offer and the Merger is attached to this Agreement as Annex 5.

  3.4 Consents and Approvals; No Violations. Except as set forth in Section 3.4 of the Disclosure Schedule and for all filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (as defined herein), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the state securities or "blue sky" laws, state takeover laws, and for the approval of the Merger by Barefoot's stockholders and the filing and recordation of the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by Barefoot of the transactions contemplated hereby nor compliance by Barefoot with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or by-laws or similar organizational documents of Barefoot or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole and would not, or would not be reasonably likely to, materially impair the ability of Barefoot, ServiceMaster or MergerSub to consummate the Offer, the Merger or the other transactions contemplated hereby, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness (collectively, the "Debt Instruments"), lease, license, contract, agreement or other instrument or obligation to which Barefoot or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Barefoot Agreement") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Barefoot, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  3.5 SEC Reports and Financial Statements. Barefoot has filed with the SEC and has heretofore made available to ServiceMaster true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it and its subsidiaries since January 1, 1994 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "Barefoot SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, Barefoot SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in Barefoot SEC Documents have been prepared from, and are in accordance with, the books and records of Barefoot and/or its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Barefoot and its consolidated subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

  3.6 Absence of Certain Changes. Except as disclosed in Barefoot SEC Documents filed with the SEC prior to the date hereof, since January 1, 1996, Barefoot and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since September 30, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on Barefoot and its subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Barefoot or of any of its subsidiaries, other than regular quarterly cash dividends or dividends paid by wholly owned subsidiaries; or (iii) any change by Barefoot or any of its subsidiaries in accounting principles or methods.

  3.7 No Undisclosed Liabilities. Except (a) as disclosed in Section 3.7 of the Disclosure Schedule, (b) to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement and (c) for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since January 1, 1996, neither Barefoot nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Barefoot and its subsidiaries. Section 3.7 of the Disclosure Schedule sets forth each instrument evidencing indebtedness of Barefoot and its subsidiaries which will accelerate or become due or payable, or result in a right of redemption or repurchase on the part of the holder of such indebtedness, or with respect to which any other payment or amount will become due or payable, in any such case with or without due notice or lapse of time, as a result of this Agreement, the Offer, the Merger or the other transactions contemplated hereby.

  3.8 Employee Benefit Plans; ERISA. As of the date of this Agreement and as of the Closing Time:

  (a) There are no material employee or director benefit plans, arrangements, practices, contracts or agreements (including, without limitation, employment agreements, change of control employment agreements and severance agreements, incentive compensation, bonus, stock option, stock appreciation rights and stock purchase plans) of any type (including but not limited to plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Barefoot, any of its subsidiaries or any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Barefoot would be deemed a "controlled group" within the meaning of Section 4001(a)(14) of ERISA, or with respect to which Barefoot or any of its subsidiaries has or may have a liability, other than those listed on Section 3.8(a) of the Disclosure Schedule (the "Benefit Plans"). Except as disclosed in Section 3.8(a) of the Disclosure Schedule (or as otherwise permitted by this Agreement) neither Barefoot nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or terminated employee of Barefoot or any ERISA Affiliate.

  (b) With respect to any Benefit Plan, there are no material amounts accrued but unpaid as of the most recent balance sheet date that are not reflected on that balance sheet prepared in accordance with GAAP.

  (c) With respect to each Benefit Plan: (i) if intended to qualify under
      Section 401(a), 401(k) or 403(a) of the Code, such plan has received, or an application is pending for, a determination letter from the Service that the Plan so qualifies, and its trust is exempt from taxation under Section 501(a) of the Code and Barefoot knows of no event that would prevent such qualification; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law; (iii) no breaches of fiduciary duty have occurred; (iv) no material disputes are pending, or, to the knowledge of Barefoot, threatened; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred; (vi) all contributions and premiums due (including any extensions for such contributions and premiums) have been made in full; (vii) no such Plan has incurred or will incur any "accumulated funding deficiency," as such term is defined in Section 412 of the Code, whether or not waived; (viii) no such Plan provides medical or death benefits with respect to current or former employees of Barefoot or any of its subsidiaries beyond their termination of employment, other than on an employee-pay-all basis; and (ix) no Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or is covered by Section 4063 or 4064 of ERISA.

  (d) Neither Barefoot nor any ERISA Affiliate has incurred any material liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full (including sections

     4063-4064 and 4069 of ERISA) and, to the knowledge of Barefoot, no basis for any such liability exists. Neither Barefoot nor any ERISA Affiliate maintains (or contributes to), or has maintained (or has contributed to) within the last six years, any employee benefit plan that is subject to Title IV of ERISA (other than a Benefit Plan).

  (e) Except as set forth in Section 3.8(e) of the Disclosure Schedule or to the extent disclosed in Barefoot SEC Documents, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due to any individual with respect to any Benefit Plan. As a result of the transactions described herein, either alone or together with another event such as termination of employment, except as set forth in Section 3.8(e) of the Disclosure Schedule, no party will be required to make a "parachute payment" to a "disqualified individual" within the meaning of Section 280G of the Code.

  (f) Barefoot has delivered or made available to ServiceMaster accurate and complete copies of all plan texts, summary plan descriptions, trust agreements and other related agreements including all amendments to the foregoing; the two most recent annual reports; the most recent annual and periodic accounting of plan assets; the most recent determination letter received from the United States Internal Revenue Service (the "Service"); and the two most recent actuarial reports, to the extent any of the foregoing may be applicable to a particular Benefit Plan.

  3.9 Litigation; Compliance with Law.

  (a) Except to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of Barefoot, threatened against or affecting, Barefoot or any of its subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on Barefoot and its subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the Offer or Barefoot and MergerSub to consummate the Merger or the other transactions contemplated hereby.

  (b) Barefoot and its subsidiaries have complied with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.11) except to the extent that any such non-compliance would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  3.10 No Default. Except as disclosed in Barefoot SEC Documents, the business of Barefoot and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective certificate of incorporation or by-laws or similar organizational documents, or (b) any Barefoot Agreement, excluding from the foregoing clause (b), defaults or violations that would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of Barefoot or ServiceMaster to consummate the Offer, the Merger or the other transactions contemplated hereby.

  3.11 Taxes.

  (a) Tax Filings and Payments.

    (1) All Returns required to be filed on or before the date hereof and the date of the Closing by or on behalf of Barefoot have been duly filed on a timely basis and such Returns are, to Barefoot's knowledge, true, correct and complete in all respects except that such returns may contain inadvertent errors and omissions which are not material.

    (2) Barefoot will timely file all of its Returns for the year ending March 31, 1996 no later than December 15, 1996. Barefoot's final federal income tax return for the taxable year ended March 31, 1996 will be essentially consistent with the proforma return which was furnished to ServiceMaster prior to the date hereof.

    (3) Barefoot has timely paid all Taxes that have been shown as due and payable on the Returns that have been filed in all respects, and, to Barefoot's knowledge, no other Taxes are payable by Barefoot with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns).

    (4) Barefoot has made or will make adequate provision for all Taxes payable for any periods that end on or before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing.

    (5) The charges, accruals and reserves for current Taxes (excluding reserves for deferred Taxes) reflected on the books of Barefoot are not materially less than the Tax liabilities accruing or payable by Barefoot in respect of periods prior to the date hereof and such charges, accruals and reserves are reflected on Barefoot's most recent financial statements.

    (6) Barefoot is not delinquent in the payment of any Taxes or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent and which Taxes have not been paid.

    (7) No deficiencies exist for any Taxes or any penalties, interest or assessments nor have any been proposed, asserted, or assessed against Barefoot that are not adequately reserved for.

    (8) There is no dispute or claim concerning any Tax liability of Barefoot either (A) claimed or raised by any authority in writing or (B) as to which Barefoot has knowledge based upon personal contact with any agent of such authority.

    (9) There is no pending audit, examination, or, to Barefoot's knowledge, any investigation of any Return by any authority nor has Barefoot received any notice of such audit, examination, or investigation.

    (10) Except as identified in Section 3.11 (a)(10) of the Disclosure Schedule, Barefoot has not waived any statute of limitations in respect of Taxes or granted any extension of the limitations period applicable to any claim of Taxes.

    (11) Barefoot is not subject to liability for Taxes of any person (other than Barefoot or any other member of the affiliated group of corporations that files a consolidated federal income tax return, of which Barefoot is the common parent), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law

    (12) Barefoot is not nor has it ever been a party to any tax sharing agreement with any entity.

    (13) To Barefoot's knowledge, no claim has ever been made by an authority in a jurisdiction where Barefoot does not file Returns that it is or may be subject to taxation by that jurisdiction.

    (14) There are no liens on any of the assets of Barefoot that arose in connection with any failure (or alleged failure) to pay any Taxes.

    (15) Barefoot has withheld and paid over and complied with all material information reporting and backup withholding requirements, including, without limitation, maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

    (16) Barefoot does not expect any authority to assess any additional Taxes for any period for which Returns have been filed except to an extent consistent with Barefoot's past experience as reflected in its publicly released financial statements.

    (17) Barefoot has delivered to ServiceMaster correct and complete copies of all Returns, examination reports, and statements of deficiencies assessed against or agreed to by Barefoot.

    (18) Barefoot is not a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to the amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

    (19) All material net operating losses, credits and other tax attributes utilized by Barefoot during any taxable year ending on or prior to the Closing were fully and properly available to Barefoot under all applicable tax laws, regulations and administrative interpretations thereof.

(b) Tax Characteristics of Barefoot.

    (1) To Barefoot's knowledge, no stockholder of Barefoot who owns (A) more than 5% of any class of Barefoot's stock that is regularly traded on an established securities market, within the meaning of
        Section 897(c)(3) of the Code, or (B) any amount of any other class of Barefoot's stock is a "foreign person" (as that term is defined in Section 1445(f)(3) of the Code).

    (2) Barefoot is not a "consenting corporation" under Section 341(f) of the Code.

    (3) Barefoot has not entered into any compensatory agreement with respect to the performance of services which payment thereunder would result in a nondeductible expense to Barefoot pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

    (4) Barefoot has not agreed, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

    (5) To Barefoot's knowledge, Barefoot will not be required as a result of any "closing agreement" described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing.

    (6) Barefoot will not be required as a result of any deferred intercompany gain described in Treasury Regulation Section 1.1502-13 or any excess loss account described in Treasury Regulation
        Section 1.1502-19 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income tax law), to include any item of income in taxable income for any period (or portion thereof) ending after the Closing Date.

    (7) Section 3.11(b)(7) of the Disclosure Schedule sets forth the following information with respect to Barefoot as of March 31, 1996; (A) the amount of any net operating loss, net capital loss, unused credits, unused foreign tax, or excess charitable contribution; and (B) the amount of any deferred gain or loss arising out of any deferred intercompany transaction.

(c) Definitions. For purposes of all of Section 3.11:

    (1) The term "Barefoot" includes Barefoot and each subsidiary of Barefoot.

    (2) The term "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

    (3) The term "Return" means any returns, declarations, reports, claims for refund, amended returns, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

  3.12 Contracts. Each material Barefoot Agreement is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole, and there are no defaults thereunder, except those defaults that would not have a material adverse effect on Barefoot and its subsidiaries taken as a whole. Neither Barefoot nor any subsidiary is a party to any agreement that expressly and materially limits the ability of Barefoot or any subsidiary to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time except that Barefoot is subject to the agreement restricting its ability to compete with Tru-Green in the Louisville Kentucky area identified in Section 3.12 of the Disclosure Schedule.

  3.13 Transactions with Affiliates. Except to the extent disclosed in Barefoot SEC Documents filed prior to the date of this Agreement, since January 1, 1994 there have been no material transactions, agreements, arrangements or understandings between Barefoot or its subsidiaries, on the one hand, and Barefoot's affiliates (other than wholly-owned subsidiaries of Barefoot) or other Persons, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

  3.14 Environmental Matters. Except as set forth in the Barefoot SEC
Documents:

  (a) Barefoot and its subsidiaries are in compliance with all applicable Environmental Laws (as defined below), except for any noncompliance that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole. Except as set forth in Barefoot SEC Documents or as previously disclosed to ServiceMaster, neither Barefoot nor any of its subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that Barefoot or any of its subsidiaries is not in such compliance and, to Barefoot's best knowledge, there are no circumstances that would prevent or interfere with such compliance in the future and which would, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  (b) Except as set forth in Barefoot SEC Documents, there is no Environmental Claim (as defined below) pending or, to the best knowledge of Barefoot, threatened against Barefoot or any of its subsidiaries or, to Barefoot's best knowledge, against any person or entity whose liability for any Environmental Claim Barefoot or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim or Claims that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  (c) Except as set forth in Barefoot SEC Documents, there are no past or present actions, activities, circumstances conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined below), that would form the basis of any Environmental Claim against Barefoot or any of its subsidiaries or, to Barefoot's best knowledge, against any person or entity whose liability for any Environmental Claim Barefoot or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for any Environmental Claim or Claims that would not, in the aggregate, have a material adverse effect on Barefoot and its subsidiaries taken as a whole.

  (d) For purposes of this Agreement, "Environmental Claim" means any claim, action, or cause of action, of any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by Barefoot or any of its subsidiaries or (b) any violation or alleged violation of any Environmental Law.

  (e) For purposes of this Agreement, "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strats), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

  (f) For purposes of this Agreement, "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products.

  3.15 Year End Cash. Based on information known to Barefoot's management on the date hereof, it is the expectation of Barefoot's management on the date hereof that Barefoot will have at least $8 million in cash at December 31, 1996 and that this $8 million cash balance will be achieved without any special actions (such as borrowings or extension of payables) outside of the normal course or which would not have been taken other than to produce such result, provided that Barefoot makes no representation or warranty that such expectation will be achieved.

  3.16 Opinion of Financial Advisor. Barefoot has received an opinion from Robert W. Baird & Co. ("Baird") with respect to the fairness to the stockholders of Barefoot of the consideration to be received pursuant to the Offer and the Merger.

  3.17 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer, or the Merger or any similar transaction based upon arrangements made by or on behalf of Barefoot, except for the arrangements between Barefoot and Baird, the terms and provisions of which have been disclosed in writing to ServiceMaster by Barefoot on or prior to the date hereof.

                                  ARTICLE 4.0

         REPRESENTATIONS AND WARRANTIES OF SERVICEMASTER AND MERGERSUB

   ServiceMaster and MergerSub represent and warrant to Barefoot as follows:

  4.1 Organization. ServiceMaster is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each of ServiceMaster and its subsidiaries has all requisite partnership, corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. ServiceMaster and each of its subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole. MergerSub has not heretofore conducted any business other than in connection with this Agreement and the transactions contemplated hereby.

  4.2 Capitalization. As of November 30, 1996, (i) approximately 144 million ServiceMaster Shares are issued and outstanding, (ii) not more than 11 million ServiceMaster Shares are reserved for option and employee benefit plans of ServiceMaster, and (iii) the number of additional shares which ServiceMaster may be required to issue as a result of convertible debt and other outstanding rights (in addition to the rights cited in clause (ii)) does not exceed three million shares. All of the outstanding ServiceMaster Shares are duly authorized, validly issued, fully paid and non-assessable.

  4.3 Partnership/Corporate Authorization; Validity of Agreement; Necessary Action. Service-Master has full partnership power and authority and MergerSub has full corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by ServiceMaster and MergerSub of this Agreement and the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby have been duly and validly authorized by their respective Boards of Directors and no other partnership or corporate action or proceedings on the part of ServiceMaster and MergerSub are necessary to authorize the execution and delivery by ServiceMaster and MergerSub of this Agreement, and the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by ServiceMaster and MergerSub, and, assuming this Agreement constitutes a valid and binding obligation of Barefoot, constitutes a valid and binding obligation of each of ServiceMaster and MergerSub, enforceable against each of them in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. ServiceMaster Shares to be issued pursuant to the Offer will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No vote of the holders of ServiceMaster Shares is necessary for ServiceMaster to consummate the Offer or for MergerSub to consummate the Merger.

  4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the DGCL, the HSR Act, state blue sky laws and any applicable state takeover laws, neither the execution, delivery or performance of this Agreement by ServiceMaster and MergerSub nor the consummation by ServiceMaster and MergerSub of the transactions contemplated hereby nor compliance by ServiceMaster and MergerSub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Partnership Agreement of ServiceMaster or the Certificate of Incorporation or by-laws of MergerSub or any other subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster and MergerSub to consummate the Offer or the Merger or the other transactions contemplated hereby), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which ServiceMaster or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ServiceMaster, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole.

  4.5 Opinion of Financial Advisor. ServiceMaster has received an opinion from Goldman, Sachs & Co. ("Goldman, Sachs") dated the date of this Agreement to the effect that, as of such date, the consideration to be paid by ServiceMaster in the Offer and the Merger is fair to ServiceMaster from a financial point of view.

  4.6 Financial Resources. ServiceMaster has sufficient financial resources to enable ServiceMaster to make all cash payments for the Shares in the Offer and the Merger.

  4.7 SEC Reports and Financial Statements. ServiceMaster has filed with the SEC and has heretofore made available to Barefoot true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by ServiceMaster since January 1, 1994 under the Exchange Act and the Securities Act (as such documents have been amended since the time of their filing, collectively, the "ServiceMaster SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the ServiceMaster SEC Documents, including, without limitation, any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the consolidated financial statements included in the ServiceMaster SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of ServiceMaster and its consolidated subsidiaries as at the dates thereof or for the periods presented therein (subject, in the case of unaudited interim financial statements, to normal year end adjustments and lack of footnote disclosures).

  4.8 Absence of Certain Changes. Except as disclosed in the ServiceMaster SEC Documents, since January 1, 1996, ServiceMaster and its subsidiaries have conducted their respective businesses and operations in the ordinary course of business consistent with past practice. Since September 30, 1996, there has not occurred (i) any events, changes, or effects (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, in the aggregate, a material adverse effect on ServiceMaster and its subsidiaries taken as a whole;
(ii) any declaration, setting aside or payment of any distribution (whether in cash, shares or property) with respect to the equity interests of ServiceMaster other than regular quarterly cash distributions paid by ServiceMaster; or (iii) any change by ServiceMaster or any of its subsidiaries in accounting principles or methods. Since January 1, 1996 ServiceMaster and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

  4.9 No Undisclosed Liabilities. Except to the extent disclosed in the ServiceMaster SEC Documents filed prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, since January 1, 1996, neither ServiceMaster nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on ServiceMaster and its subsidiaries.

  4.10 Litigation; Compliance with Law.

  (a) Except to the extent disclosed in the ServiceMaster SEC Documents filed prior to the date of this Agreement, there is no suit, claim, action, proceeding, review or investigation pending or, to the knowledge of ServiceMaster, threatened against or affecting, ServiceMaster or any of its subsidiaries which, individually or in the aggregate, is reasonably likely to have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole, or would, or would be reasonably likely to, materially impair the ability of ServiceMaster to consummate the Offer or ServiceMaster and MergerSub to consummate the Merger or the other transactions contemplated hereby.

  (b) ServiceMaster and its subsidiaries have complied with all laws, statutes, regulations, rules, ordinances, and judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned, leased or used by them, or applicable to their business, including, but not limited to, equal employment opportunity, discrimination, occupational safety and health, environmental, insurance, regulatory, antitrust laws, ERISA and laws relating to Taxes (as defined in Section 3.11) except to the extent that any such non-compliance would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole.

  4.11 No Default. Except as disclosed in the ServiceMaster SEC Documents, the business of ServiceMaster and each of its subsidiaries is not being conducted in default or violation of any term, condition or provision of (a) its respective partnership agreement, certificate of incorporation or by-laws or similar organizational documents, or (b) agreements to which ServiceMaster and its subsidiaries are parties, excluding from the foregoing clause (b), defaults or violations that would not have a material adverse effect on ServiceMaster and its subsidiaries taken as a whole or would not, or would not be reasonably likely to, materially impair the ability of ServiceMaster or Barefoot to consummate the Offer, the Merger or the other transactions contemplated hereby.

                                  ARTICLE 5.0

                                   COVENANTS

  5.1 Interim Operations of Barefoot. Barefoot covenants and agrees that, except (i) as expressly provided in this Agreement or the Merger Agreement,
(ii) with the prior written consent of ServiceMaster or (iii) as set forth on
Section 5.1 of the Disclosure Schedule, after the date hereof and prior to the Closing Time:

  (a) the business of Barefoot and its subsidiaries, including, without limitation, investment practices and policies, shall be conducted only in the ordinary course of business consistent with past practice and, each of Barefoot and its subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations with material customers, suppliers, franchisees, employees, creditors and business partners;

  (b) Barefoot will not, directly or indirectly, split, combine or reclassify the outstanding Barefoot Common Stock, or any outstanding capital stock of any of the subsidiaries of Barefoot;

  (c) neither Barefoot nor any of its subsidiaries shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Barefoot's wholly-owned subsidiaries to Barefoot or its wholly-owned subsidiaries and other than ordinary quarterly cash dividends by Barefoot not to exceed $0.05 per share per quarter and other than an expenditure of not more than an additional $.01 per share to redeem outstanding stock purchase rights;
      (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Barefoot or its subsidiaries, other than issuances pursuant to exercise of Barefoot Stock Options outstanding on the date hereof as disclosed in Section
      1.6 hereof; (iv) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets that are in the aggregate material to Barefoot and its subsidiaries taken as a whole other than sales of investment assets in the ordinary course of business consistent with past practice; or (v) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

  (d) neither Barefoot nor any of its subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by Barefoot or any of its subsidiaries to any officer or employee other than scheduled annual increases in the ordinary course of business consistent with past practice; (ii) adopt any new, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement or arrangement; (iii) enter into any, or amend any existing, employment, consulting or severance agreement with or, except in accordance with the existing written policies of Barefoot, grant any severance or termination pay to any officer, director or employee of Barefoot or any of its subsidiaries; (iv) make any additional contributions to any grantor trust created by Barefoot to provide funding for non-tax-qualified employee benefits or compensation; or (v) provide any severance program to any subsidiary which does not have a severance program as of the date of this Agreement;

  (e) neither Barefoot nor any of its subsidiaries shall modify, amend or terminate any of the material Barefoot Agreements or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

  (f) neither Barefoot nor any of its subsidiaries shall permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business consistent with past practice;

  (g) neither Barefoot nor any of its subsidiaries shall: (i) incur or assume any debt except for borrowings under existing credit facilities and except for vehicle financing in each case in the ordinary course of business and in amounts consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Barefoot or customary loans or advances to employees in accordance with past practice and other than as to such matters related to Barefoot's or any of its subsidiaries' investment portfolios in the ordinary course of business consistent with past practice); or (iv) enter into any material commitment (including, but not limited to, any capital expenditure or purchase of assets) other than in the ordinary course of business consistent with past practice;

  (h) neither Barefoot nor any of its subsidiaries shall change any of the accounting principles used by it unless required by GAAP;

  (i) neither Barefoot nor any of its subsidiaries shall pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Barefoot and its consolidated subsidiaries, (y) incurred in the ordinary course of business consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

  (j) subject to the rights of Barefoot to terminate this Agreement pursuant to Section 6.1(c)(1) and the obligation of Barefoot to pay ServiceMaster the fees and expenses required by Section 7.1(b) hereof, neither Barefoot nor any of its subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of Barefoot or any of its subsidiaries or any agreement relating to a Takeover Proposal (as defined in Section 5.5(c)) (other than the Offer or the Merger) other than confidentiality agreements as provided in
      Section 5.5(a);

  (k) neither Barefoot nor any of its subsidiaries will engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Barefoot's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act that would be required to be disclosed under such Item 404 other than such transactions of the same general nature, scope and magnitude as are disclosed in Barefoot SEC Documents;

  (l) except upon the prior written consent of ServiceMaster, Barefoot shall not make any Tax election; and

  (m) neither Barefoot nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

  5.2 Access to Information.

  (a) Barefoot shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of ServiceMaster, reasonable access during the period prior to the Closing Time, to all of its and its subsidiaries' properties, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to Barefoot and its subsidiaries) and, during such period, Barefoot shall (and shall cause each of its subsidiaries to) furnish promptly to ServiceMaster
      (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (b) all other information concerning its business, properties and personnel as

     ServiceMaster may reasonably request (including any Tax Returns or other Tax related information pertaining to Barefoot and its subsidiaries). ServiceMaster shall access such information in a manner reasonably calculated not to cause any unnecessary disruption in the Company's business. ServiceMaster will use such information only for purposes of the Offer and the Merger and shall disclose such information only to the extent ServiceMaster reasonably concludes such disclosure should be made in connection with such purposes or for such other purposes as are permitted by the Confidentiality Agreement dated November 11, 1996 between ServiceMaster and Barefoot.

  (b) ServiceMaster shall afford Barefoot and its advisors such access to information about ServiceMaster as Barefoot and its advisors reasonably deem necessary for purposes of due diligence investigations relating to the transactions contemplated by this Agreement and for disclosures to Barefoot's stockholders relating to such transactions. Barefoot shall not use or disclose any nonpublic information obtained from ServiceMaster except for the purposes indicated in the preceding sentence.

  5.3 Consents and Approvals. Each of Barefoot, ServiceMaster and MergerSub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby which actions shall include, without limitation, furnishing all information in connection with approvals of or filings with any Governmental Entity, including, without limitation, any schedule, or reports required to be filed with the SEC, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of Barefoot, ServiceMaster and MergerSub will, and will cause its subsidiaries to, take all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ServiceMaster, MergerSub, Barefoot or any of their subsidiaries in connection with the Offer or the Merger or the taking of any action contemplated thereby or by this Agreement.

  5.4 Severance and Stay Protection Plan. At or before the Closing Time, Barefoot shall adopt a severance and stay protection plan, the substantive terms of which are set forth on Annex 2 hereof. From and after the Closing Time, ServiceMaster and MergerSub shall honor such plan in accordance the terms thereof. Except to the extent otherwise permitted by Barefoot's chief executive officer or chief financial officer, ServiceMaster shall not communicate with any employees of Barefoot or any Barefoot subsidiary about future employment relationships or terms prior to the Closing.

  5.5 No Solicitation.

  (a) Barefoot (and its subsidiaries and affiliates) shall not, and Barefoot (and its subsidiaries and affiliates) will use their best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or (except to the extent permitted by clause (ii) below) take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below) of Barefoot or any subsidiary or an inquiry with respect thereto, or, (ii) in the event of an unsolicited bona fide Takeover Proposal for Barefoot or any subsidiary of Barefoot, engage in negotiations or discussions with, or provide any information or data to, any corporation, partnership, person or other entity or group (other than ServiceMaster or any of its affiliates or representatives) ("Person") relating to any Takeover Proposal; except in the case of clause (ii) above, to the extent that Barefoot's Board of Directors reasonably concludes, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, and after having had the opportunity to discuss the Takeover Proposal with such person making the Takeover Proposal (which discussions shall not be deemed to be a violation of this Agreement) that such Takeover Proposal is reasonably likely to result in consideration per Share in excess of the Offer Consideration and the failure to engage in such negotiations or discussions or provide such information is reasonably likely to result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that notwithstanding the foregoing, Barefoot's Board of Directors may take, and disclose to Barefoot's stockholders a position contemplated by Rules for 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for shares of capital stock of Barefoot. Prior to furnishing any information to any such Person making a Takeover Proposal, Barefoot shall have obtained a confidentiality agreement from such Person containing confidentiality provisions substantially similar to the confidentiality provisions in the Confidentiality Agreement. Barefoot shall notify ServiceMaster of any such offers, proposals, inquiries or Takeover Proposals (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof, and shall provide ServiceMaster with a copy of any written Takeover Proposal or amendments or supplements thereto, and shall thereafter inform ServiceMaster on a reasonable basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Takeover Proposal, and shall promptly give ServiceMaster a copy of any information delivered to such Person which has not previously been reviewed by ServiceMaster.

  (b) Barefoot hereby represents and warrants to ServiceMaster that Barefoot, its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents, are not presently, and have not since November 1, 1996, engaged in or participated in any discussions or negotiations whatsoever with any person, entity or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Takeover Proposal relating to Barefoot.

  (c) As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer involving the capital stock of Barefoot, any proposal for a merger, consolidation or other business combination involving Barefoot, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Barefoot or any subsidiary of Barefoot, any proposal or offer with respect to any recapitalization or restructuring with respect to Barefoot or any subsidiary of Barefoot or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Barefoot or any subsidiary of Barefoot other than pursuant to the transactions to be effected pursuant to this Agreement.

  5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its diligent efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to consummate and make effective the Offer and the Merger and the other transactions contemplated by this Agreement; provided however, the foregoing shall not require any party to waive or modify any condition or provision hereof.

  5.7 Barefoot Franchises. As soon as practicable after the Closing Time ServiceMaster shall make every effort to provide to each Barefoot franchisee the option to do any of the following: (i) to sell such franchise to Barefoot on terms and conditions as the franchisee and ServiceMaster may agree; (ii) to continue to operate Barefoot franchise in accordance with existing agreements between the franchisee and Barefoot (very likely to be in competition with other affiliates of ServiceMaster engaged in the lawn care business); or (iii) to terminate the existing agreement between the franchisee and Barefoot and to operate its business independently without use of Barefoot trade names, service marks or similar rights.

  5.8 Publicity. So long as this Agreement is in effect, neither Barefoot nor ServiceMaster nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior consultation with the other party, except as may be reasonably required by law, reasonably necessary for compliance with the Securities Act or Exchange Act or by obligations pursuant to any listing agreement with a national securities exchange, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

  5.9 Notification of Certain Matters. Barefoot shall give prompt notice to ServiceMaster and MergerSub, and ServiceMaster and MergerSub shall give prompt notice to Barefoot, of (a) the occurrence, or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (b) any material failure of Barefoot, MergerSub or ServiceMaster, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

  5.10 Directors' and Officers' Insurance and Indemnification. ServiceMaster agrees that at all times after the Closing Time, it shall indemnify (and advance expenses to) each person who is now, or has been at any time prior to the date hereof, a director or officer of Barefoot or of any of Barefoot's subsidiaries (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the same extent and in the same manner as is now provided in the respective charters or by-laws of Barefoot and such subsidiaries or otherwise in effect on the date hereof, with respect to any claim, liability, loss, damage, cost or expense (whenever asserted or claimed) ("Indemnified Liability") based in whole or in part on, or arising in whole or in part out of, any matter existing or occurring at or prior to the Closing Time. ServiceMaster shall, or shall cause Barefoot to, maintain in effect for not less than six (6) years after the Closing the current policies of directors' and officers' liability insurance maintained by Barefoot and its subsidiaries on the date hereof with respect to matters existing or occurring at or prior to the Closing Time (provided that ServiceMaster may substitute therefor policies having at least the same coverage and containing terms and conditions which are no less advantageous to the persons currently covered by such policies and with carriers reasonably comparable to Barefoot's existing carriers in terms of creditworthiness). The insurance required by the preceding sentence shall be in an amount at any particular time equal to the greater of
(i) the amount of coverage provided by Barefoot's insurance on the date hereof or (ii) the amount of coverage provided to ServiceMaster's own directors at the particular time. Promptly after receipt by an Indemnified Party of notice of the assertion (an "Assertion") of any claim or the commencement of any action against him or her in respect to which indemnity or reimbursement may be sought against ServiceMaster, Barefoot, the Surviving Corporation or a subsidiary of Barefoot or the Surviving Corporation ("Indemnitors") hereunder, such Indemnified Party shall notify any Indemnitor in writing of the Assertion, but the failure to so notify any Indemnitor shall not relieve any Indemnitor of any liability it may have to such Indemnified Party hereunder except where such failure shall have materially prejudiced Indemnitor in defending against such Assertion. No Indemnified Party shall settle any Assertion without the prior written consent of ServiceMaster. The provisions of this Section 5.10 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

  5.11 Existing Stockholder Agreements and Registration Rights
Agreements. Barefoot will use its best efforts to terminate or cause to be terminated, prior to the Closing Time, any stockholder agreements or registration rights agreements with or among any of its security holders. Barefoot will suspend all sales under any shelf registration statement at least two business days prior to the Expiration Date and will cause any registration rights agreement not to have any application to any securities of ServiceMaster or its subsidiaries following the Closing Time.

  5.12 Stock Exchange Listing. ServiceMaster shall cause ServiceMaster Shares issued pursuant to the Offer to be approved for listing on the NYSE prior to the Closing.

  5.13 Resignations/Replacement of Directors and Officers. Barefoot shall cause such officers and directors of Barefoot and its subsidiaries as ServiceMaster may request to resign their positions as such at the Closing Time and/or shall arrange for the election or appointment as officers and directors of Barefoot and its subsidiaries, at the Closing Time, of the persons designated by ServiceMaster. The instruments effecting the foregoing resignations, appointments and/or elections to act are herein referred to as the "Director and Officer Actions."

  5.14 HSR. Each of Barefoot and ServiceMaster shall as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use its best efforts to cooperate and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

  5.15 Material Consents. Between the date of this Agreement and the Closing Date, Barefoot and ServiceMaster and each of their respective subsidiaries shall in good faith use their reasonable best efforts to obtain all consents and approvals of all lenders, lessors, franchisees, vendors, customers, and other persons necessary to permit the Offer and the Merger and other transactions contemplated by this Agreement to be consummated without violating any loan agreement, lease or other material contract to which Barefoot, ServiceMaster, or any of their respective subsidiaries is a party or by which Barefoot, ServiceMaster, or any of their respective subsidiaries is bound.

  5.16 Stock Purchase Rights. As of the date of this Agreement there are outstanding a number of Stock Purchase Rights equal to the aggregate number of Shares issued and outstanding, which rights are exercisable for shares of Barefoot's Series A Junior Participating Preferred Stock pursuant to the terms of the Rights Agreement dated as of April 11, 1995 between Barefoot and National City Bank (the "Rights Agreement"). The Board of Directors of Barefoot has taken such action, and will take such additional action, as is required to prevent the Stock Purchase Rights from becoming exercisable by reason of this Agreement, the Merger Agreement, the Offer or the Merger.

  5.17 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to cooperate with each other and to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors, all things necessary, proper or advisable
(i) under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and all actions necessary to comply with and to permit the Offer and Merger to proceed under Section 1707.041 of the Ohio Revised Code and (ii) to lift any injunction or other legal bar to the Offer or the Merger as soon as reasonably practicable; provided, however, that nothing in this Section or elsewhere in this Agreement shall require any party hereto to incur any expense or make any commitment in connection with the transactions contemplated hereby which in its reasonable judgement is not warranted under the circumstances (including but not limited to any divestiture of a significant asset or acceptance of any material restriction on the operations of any party in order to obtain any waiver, consent or approval required by this Agreement). The preceding proviso shall not limit Barefoot's obligation under this paragraph with respect to any expense, commitment or action which would only apply or become effective if the Offer is closed and which shall be approved by ServiceMaster.

                                  ARTICLE 6.0

                                  TERMINATION

  6.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and the Merger Agreement may be terminated and Offer and the Merger contemplated herein may be abandoned at any time prior to the Closing:

  (a) By the mutual consent of the Board of Directors of ServiceMaster and the Board of Directors of Barefoot;

  (b) By either of the Board of Directors of Barefoot or the Board of Directors of ServiceMaster:

    (1) if the Offer shall not have been commenced by February 15, 1997; provided, however, that the right to terminate this Agreement under this Section 6.1(b)(1) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary and but-for cause of the failure of the Offer to have been commenced by February 15, 1997; or

    (2) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their diligent efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger or any material aspect of Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

  (c) By the Board of Directors of Barefoot:

    (1) if the Board of Directors of Barefoot shall have (A) withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of this Agreement, the Offer or the Merger as a result of a Takeover Proposal (other than the Offer or the Merger), in order to approve a Takeover Proposal (other than the Offer or the Merger), or to permit Barefoot to execute a definitive agreement relating to a Takeover Proposal, and (B) determined, after having received the advice of outside legal counsel to Barefoot and the advice of Barefoot's financial advisor, that such Takeover Proposal is for consideration per Share in excess of the Offer Consideration and the failure to take such action as set forth in the preceding clause (A) would result in a breach of the Board of Directors' fiduciary duties under applicable law; provided, however, that Barefoot shall have given ServiceMaster forty-eight (48) hours advance notice of any termination pursuant to this Section 6.1(c)(1) and that Barefoot shall have paid ServiceMaster the fees and expenses required by
        Section 7.1(b) hereof;

    (2) if ServiceMaster or MergerSub breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's diligent efforts and for so long as the breaching party shall be so using diligent efforts to cure such breach, Barefoot may not terminate this Agreement pursuant to this
        Section 6.1(c)(2); or

    (3) if ServiceMaster breaches any of its representations or warranties and such breach (i) is reasonably likely to have a material adverse effect upon ServiceMaster and its subsidiaries taken as a whole and
        (ii) has not been incorporated into the prospectus provided to Barefoot shareholders.

  (d) By the Board of Directors of ServiceMaster:

    (1) if Barefoot (x) breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or (y) breaches its representations and warranties in any material respect and such breach would have or would be reasonably likely to have a material adverse effect on Barefoot and its subsidiaries or create a situation in which any of the conditions set forth in Annex 1 would not reasonably be expected to be satisfied prior to Closing; provided, however, that if any such breach is curable by Barefoot through the exercise of Barefoot's diligent efforts and for so long as Barefoot shall be so using diligent efforts to cure such breach, ServiceMaster may not terminate this Agreement pursuant to this Section 6.1(d)(1); or

    (2) if the Board of Directors of Barefoot shall have withdrawn, or modified or changed in a manner adverse to ServiceMaster its approval or recommendation of this Agreement, the Offer or the Merger or shall have recommended a Takeover Proposal or other business combination, or Barefoot shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for a Takeover Proposal or other business combination with a person or entity other than ServiceMaster, MergerSub or their subsidiaries (or the Board of Directors of Barefoot resolves to do any of the foregoing by formal action); or

    (3) by ServiceMaster if the Offer shall have expired or been terminated without any Shares being purchased thereunder as a result of the occurrence of any event that would result in the failure to satisfy any of the conditions set forth in Annex 1; or

    (4) as provided in Annex 3.

Such right of termination shall be exercised by written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided.

  6.2 Effect of Termination. If this Agreement is validly terminated by Barefoot or ServiceMaster pursuant to Section 6.1, this Agreement and the Merger Agreement will forthwith become null and void and there will be no liability or obligation on the part of either Barefoot, ServiceMaster or MergerSub (or any of their respective representatives or affiliates) in respect of this Agreement or the Merger Agreement, except that this Section 6.2 and
Section 7.1 shall continue to apply after such termination. Without limiting by implication the generality of the preceding sentence, ServiceMaster shall not be obligated to continue the Offer after any termination of this Agreement pursuant to any provision in Section 6.1. No termination of this Agreement or the Merger Agreement shall impair or terminate the rights or obligations of ServiceMaster or Barefoot under the Confidentiality Agreement to which they are parties.

                                  ARTICLE 7.0

                                 MISCELLANEOUS

  7.1 Fees and Expenses.

  (a) Except as otherwise set forth in this Section 7.1, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses. All legal fees and accounting fees incurred by Barefoot shall be based upon actual time spent on the transactions contemplated by this Agreement and on hourly rates consistent with past practices.

  (b) In the event

    (1) the Board of Directors of Barefoot shall terminate this Agreement pursuant to subsection 6.1(c)(1) hereof, or

    (2) the Board of Directors of ServiceMaster shall terminate this Agreement pursuant to subsection 6.1(d)(2),

    then Barefoot shall pay $9.3 million in cash to ServiceMaster.

  (c) In the event ServiceMaster shall not consummate the offer and shall be entitled to take such action because of the failure of any of the conditions specified in clause (a), (b), (h), (k), or (l) in Annex 1 or because rights to purchase Barefoot shares representing more than 1% of Barefoot's outstanding common stock would remain outstanding after the Closing then Barefoot shall pay $7 million in cash to ServiceMaster.

  (d) In the event ServiceMaster shall be entitled payment under the provisions of both 7.1(b) and Section 7.1(c), then the amount of the payment owed by Barefoot to ServiceMaster shall be the amount specified in Section 7.1(b) and ServiceMaster shall not have the right to obtain any additional payment under Section 7.1(c).

  (e) The payment specified under Section 7.1(b) or Section 7.1(c) shall be due on the date (the "due date") upon which Barefoot shall receive written request from ServiceMaster for such payment after the occurrence of the event specified in such Section. If Barefoot shall for any reason fail to make the payment specified under Section 7.1(b) or Section 7.1(c) on its due date, then Barefoot shall pay ServiceMaster on demand interest at 300 basis points in excess of the prime rate (as reported in the Wall Street Journal) on the amount remaining unpaid from that due date until such payment shall be received by ServiceMaster and shall also reimburse ServiceMaster for all attorney's fees and other expenses which ServiceMaster shall reasonably incur to enforce its rights to such payment.

  7.2 ServiceMaster Reincorporating Merger. Barefoot understands that: (i) ServiceMaster's shareholders have previously approved a merger described in a proxy statement/prospectus dated December 11, 1991 (the "Reincorporation Proxy Statement") pursuant to which (i) ServiceMaster will be replaced as the parent company for the ServiceMaster enterprise by ServiceMaster Incorporated of Delaware ("ServiceMaster Incorporated") and each ServiceMaster partnership share outstanding immediately prior to the merger will be converted into a share of common stock issued by ServiceMaster Incorporated. Barefoot understands that to the extent that Barefoot Stockholders acquire any ServiceMaster Shares pursuant to the Offer that such ServiceMaster Shares shall be subject to the pre-approval of the Reincorporating Merger by ServiceMaster's shareholders pursuant to the Reincorporation Proxy Statement.

  7.3 Amendment and Modification. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

  7.4 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the consummation of the Merger.

  7.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to ServiceMaster or MergerSub, to:

      ServiceMaster Limited Partnership One ServiceMaster Way Downers Grove, Illinois 60515 Attention: Chief Financial Officer Fax: 630 271-5870

    with a copy to:

      Kirkland & Ellis 200 East Randolph Drive Chicago, Illinois 60601
      Attention: Robert H. Kinderman Fax: 312 861-2200

  (b) if to Barefoot, to:

      Barefoot Inc. 450 West Wilson Bridge Road Worthington, Ohio 43085
      Attention: Patrick Norton Fax: 614 846-5142

    with a copy to:

      Vorys, Sater, Seymour and Pease 52 East Gay Street Columbus, Ohio 43215 Attention: Roger E. Lautzenhiser Fax: 614 464-6350

Either party may change the address to which notices and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

  7.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date written in the first paragraph of this Agreement. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

  7.7 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  7.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, the Merger Agreement and the Confidentiality Agreement (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that ServiceMaster may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to ServiceMaster or to any direct or indirect wholly owned subsidiary of ServiceMaster; provided, however, that no such assignment shall relieve ServiceMaster from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  7.11 No Strict Construction. No rule of strict construction, rule resolving ambiguities against the person who drafted the provision giving rise to such ambiguities, or other such rule of interpretation shall be applied against any party with respect to this Agreement.

  7.12 Specific Performance. Each party to this Agreement shall have the right to enforce each obligation of the other party under this Agreement by specific performance or by injunctive relief.

  7.13 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                                    * * * *

  IN WITNESS WHEREOF, ServiceMaster, MergerSub and Barefoot have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          SERVICEMASTER LIMITED PARTNERSHIP

                                          By ServiceMaster Management
                                          Corporation
                                              Managing General Partner

                                                       /s/ Carlos H. Cantu
                                              By: _____________________________
                                                         Carlos H. Cantu
                                              Name: ___________________________
                                                       President and Chief
                                                        Executive Officer
                                              Title: __________________________

                                          SERVICEMASTER ACQUISITION
                                          CORPORATION

                                                     /s/ Carlos H. Cantu
                                          By: _________________________________
                                                       Carlos H. Cantu
                                          Name: _______________________________
                                                          President
                                          Title: ______________________________

                                          BAREFOOT INC.

                                                    /s/ Patrick J. Norton
                                          By: _________________________________
                                                      Patrick J. Norton
                                          Name: _______________________________
                                                   Chief Executive Officer
                                          Title: ______________________________

                      ANNEX 1 TO THE ACQUISITION AGREEMENT

                            CONDITIONS TO THE OFFER

  Notwithstanding any other provision of the Agreement or the Offer, and except as expressly limited below, ServiceMaster shall not be required to purchase any Shares tendered, if, prior to the time of purchase of any such Shares, any of the following events (each, an "Event") shall have occurred, (each of paragraphs (a) through (n) providing a separate and independent condition to ServiceMaster's obligations pursuant to the Agreement and the Offer):

  (a) fewer than the Minimum Number of all outstanding Shares are validly tendered and not withdrawn prior to 12:00 midnight, New York City Time on the Expiration Date;

  (b) except as contemplated by the provisions of this Agreement Barefoot or any subsidiary of Barefoot shall have authorized or recommended, or shall have announced an intention to authorize or, recommend, or shall have entered into an agreement in principle with respect to, any merger, consolidation or business combination, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization or any release or relinquishment of any material contract rights not in the ordinary course of business;

  (c) an injunction or other order shall have been entered and remain in effect in any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign, based upon any provision of the Offer (i) making the acceptance for payment of, or purchase or payment for, the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of ServiceMaster to accept for payment or pay for some or all of the Shares, (ii) imposing material limitations on the ability of ServiceMaster effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of Barefoot, (iii) imposing material limitations on the ability of either ServiceMaster (so long as such injunction or other order is related to the Offer or the Merger) or Barefoot to continue effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated or (iv) to the effect that the Offer or the Merger is violative of any applicable law;

  (d) there shall have been any law, statute, rule or regulation, domestic or foreign, promulgated or proposed after the date hereof that, directly or indirectly, results or may be reasonably anticipated to result in any of the consequences referred to in paragraph (c) above (other than any state law, statute, rule or regulation whose applicability can be avoided by not extending the Offer to residents of such state provided that in the aggregate not more than 2% of the outstanding Shares on the date of the Closing shall be owned of record by residents of any such state);

  (e) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of war involving the United States, or (iv) any limitation not in existence as of the date of the Agreement by any governmental authority, or any other event not in existence as of the date of the Agreement, which will materially limit the extension of credit by banks or other lending institutions in the United States;

  (f) the representations and warranties of Barefoot contained herein shall not be true and correct at and as of the time of each purchase under the Offer as if made at and as of such time except for matters which, individually or in the aggregate, do not and will not have a material adverse effect on the business, operation or financial condition of Barefoot and its subsidiaries taken as a whole and the ability of Barefoot to perform its obligations under the Merger Agreement;

  (g) all material terms, agreements and conditions of the Agreement and the Merger Agreement to be complied with or performed or fulfilled by Barefoot at or prior to any purchase pursuant to the Offer shall not have been complied with, performed and fulfilled in all material respects;

  (h) Barefoot's Board of Directors shall have modified or amended in any respect its recommendation of the Offer and the Merger to the stockholders of Barefoot in any manner not approved by ServiceMaster or shall have resolved to do so by formal action;

  (i) Barefoot and ServiceMaster shall have reached an agreement that the Offer shall be terminated;

  (j) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall not have expired or been terminated;

  (k) the rights under the Rights Agreement shall not have been redeemed or made inapplicable to the Offer, the separation of outstanding Stock Purchase Rights from the Shares shall have occurred, or the Stock Purchase Rights shall have become exercisable;

  (l) any director of Barefoot or its subsidiaries (as requested by ServiceMaster) shall have failed to resign effective as of the consummation of the Offer;

  (m) the conditions precedent specified in Section 1.6 or 1.8 of the Acquisition Agreement shall not be satisfied; or

  (n) a stop order suspending effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been initiated or threatened by the SEC;

which in the reasonable judgment of ServiceMaster, in any such case and regardless of the circumstances (including any action or inaction by ServiceMaster or any of its affiliates) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment for the Shares.

  The foregoing conditions are for the benefit of ServiceMaster and may be asserted by ServiceMaster regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Acquisition Agreement, may be waived by ServiceMaster, in whole or in part, at any time and from time to time, in the sole discretion of ServiceMaster. The failure by ServiceMaster at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time. Notwithstanding the fact that ServiceMaster reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay or cancel its obligation to pay for properly tendered Shares, ServiceMaster will either promptly pay for such Shares or promptly return such Shares.

  Each term which is defined in the Acquisition Agreement has the same meaning whenever it is used in this Annex 1 as the meaning it is given in the Acquisition Agreement.

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

                      ANNEX 2 TO THE ACQUISITION AGREEMENT

                        SEVERANCE AND STAY PAY BENEFITS

The severance and stay protection plan benefits as adopted by Barefoot shall be as follows:

  A. Severance: one week of compensation for each year of service with Barefoot, provided that the employee leaves in good standing.

  B. Stay pay: additional compensation of four, six or eight weeks, as applicable, to employees who are scheduled to remain for extended periods to assist with the transaction. The specific amount of stay pay for an employee shall be determined by the employee's position. These benefits may be modified based on individual circumstances and/or critical value.

  C. Vacation: vested vacation shall be paid in addition to items A and B.

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

                      ANNEX 3 TO THE ACQUISITION AGREEMENT

                          COMPLETION OF DUE DILIGENCE

  1. ServiceMaster shall have the right to continue its due diligence investigation of Barefoot after the date hereof. Such investigation may include (but is not limited to) on-site inspections and environmental audits of any and all branch facilities and access to branch records; access to Barefoot branch and key home office personnel; access to legal counsel for review of pending or threatened litigation (if any); review of accounting and financial records (including all detail profit and cost center statements for 1995 and 1996 and detailed balance sheets); and review of outstanding contractual commitments in excess of $10,000 (including chemical and supply purchases, capital expenditures, software development, franchise sales, direct mail and other advertising expenditures).

  2. Subject to paragraphs 3 and 4, ServiceMaster shall have the right to terminate this Agreement at any time on or before December 31, 1996 if the due diligence investigation conducted pursuant to paragraph 1 discloses any one or more of the following conditions:

  (a) Unreserved environmental exposures (whether or not Superfund-related) at sites of current or former Barefoot facilities or unreserved exposures attributable to other activities of Barefoot (for example, improper chemical disposal activities);

  (b) Other unrecorded or understated liabilities or overstated assets;

  (c) Material differences between the customer base (after allowing for normal year end cancellations) as reflected in branch records compared to the reported revenue base of Barefoot.

  3. Notwithstanding the disclosure of facts of a nature described in items
(a), (b) and/or (c) in paragraph 2, such facts shall give ServiceMaster the right to terminate this Agreement only if--

  In the case of Item (a) and Item (b) (taken together), the probable loss exposure, net of recorded reserves, and the extent of the under recording of liabilities and the overstatement of assets is, in ServiceMaster's reasonable judgment, likely to exceed $2,000,000 in total. The basis for such reasonable judgment shall be set forth in a written statement which shall be submitted to Barefoot on or before December 19, 1996 and which shall set forth the amount of the expected loss, under recording and/or overstatement, as the case may be, and the reasons why such matters are expected to be of such magnitude.

  In the case of Item (c), differences between the customer base as reflected in branch records and Barefoot's reported revenue base will be considered "material" only if the difference would have an aggregate adverse impact on the annual pre-tax profits of Barefoot of more than $1,000,000. The details of such adverse impact shall be set forth in a written statement which shall be submitted to Barefoot on or before December 19, 1996.

  4. If ServiceMaster submits one or more statements to Barefoot pursuant to paragraph 3, Barefoot shall have five business days to respond to such statement(s) before ServiceMaster's right to terminate this Agreement shall become final. During such period, senior executives of ServiceMaster and Barefoot shall mutually review such statements with a view to determining the correctness thereof and whether the basis or bases for ServiceMaster's termination right under this Annex 3 in fact exists. If, by the end of such period, ServiceMaster is not in good faith satisfied that such basis or bases do not in fact exist, then ServiceMaster shall have the right to terminate this Agreement without any obligation to commence the Offering and without liability of any kind to Barefoot, provided that such right of termination shall expire and shall not be exercisable unless ServiceMaster shall provide Barefoot with written notice of ServiceMaster's exercise of such right on or before December 31, 1996.

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

                      ANNEX 4 TO THE ACQUISITION AGREEMENT

         BAREFOOT BOARD RESOLUTIONS APPROVING THE OFFER AND THE MERGER

                      BOARD OF DIRECTORS OF BAREFOOT INC.

  RESOLVED, that the Transactions, as reflected in the Acquisition Agreement and the Merger Agreement, are deemed, in the opinion of this Board of Directors, to be in the best interests of the Corporation and its stockholders and to be fair to the stockholders of the Corporation; and that the Board of Directors does hereby recommend that the stockholders of the Corporation accept the Offer, tender their shares of common stock of the Corporation pursuant to the Offer and, if required by applicable law, approve, adopt and accept the Merger Agreement; provided, however, that the Board's determination that the Transactions are in the best interests of the Corporation's stockholders and are fair to the stockholders of the Corporation, and its recommendation that the stockholders of the Corporation accept the Offer and tender their shares of common stock of the Corporation pursuant to the Offer are based on and subject to the assumptions and limitations regarding the ServiceMaster Share price contained in the opinion of Robert W. Baird & Co. Incorporated dated December 4, 1996;

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